EXHIBIT 99.1


3D SYSTEMS


                                  NEWS RELEASE


                                                          FOR IMMEDIATE RELEASE

CONTACT:
Elizabeth Goode, Director Marketing
(661) 295-5600, ext. 2632
goodee@3dsystems.com

Trudy Self, Self & Associates
(909) 336-5685
tmself@aol.com


                    3D SYSTEMS TO RESCHEDULE CONFERENCE CALL


     VALENCIA, Calif.-- February 18, 2003--3D Systems Corp. (Nasdaq: TDSC) 3D Systems Corp. announced today that it is revising its previous announcement about preliminary results for the fourth quarter of 2002.

     During the course of the audit, which is not yet completed, the Company became aware that approximately $3.0 million of equipment that was shipped at the end of the year could not be reported as revenue in the fourth quarter of 2002. As a result, the Company expects to report revenue for the fourth quarter of approximately $31 million. Further, the Company expects that it will not be profitable in the fourth quarter or fiscal 2002.

     As a result of the shortfall in revenue, the Company will not comply with certain covenants of its bank loan agreements. "We have discussed these developments with our bank and expect to propose in the next 30 days a repayment schedule to reduce or repay our bank debt in exchange for waiving these covenants," explained Brian K. Service, Chief Executive Officer. "Certain members of the Board of Directors have expressed an interest in investing up to approximately $5 million in an equity offering," Service added.

     Service stated, "We are disappointed by this development, but appreciate the fact that since all sales are expected to be paid for as if they were Q4 sales the company's cash flow should not be impaired. To date, we have received payments of $200,000 on these deferred sales. We believe the majority of these deferred sales will be recognized as revenue in the first quarter of 2003."



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     The Company also announced that effective February 15, 2003, it placed E.
James Selzer, its Senior Vice President, Global Finance and Administration and Chief Financial Officer on administrative leave. The Company has appointed Grant
R. Flaharty, 3D President & Chief Operating Officer, to serve as Principal Accounting Officer on an interim basis or until a replacement CFO is appointed. Flaharty, joined the company in April 1998 and has served as Controller, Vice President and General Manager for the Company's European operations, and Senior Vice President of Worldwide Sales and Marketing. Before joining 3D Systems, he was the Director of Manufacturing Finance at Qualcomm Inc., a leading wireless communications company. Prior to that, he acted as Operations Controller at Motorola Inc. Flaharty is a graduate of Regis College as well as a Certified Public Accountant.

     "I am very disappointed by our inability to meet the applicable standards for recognizing revenue on the equipment shipped late in Q4. While 2002 was a very challenging year, we made substantial progress in many areas. I am looking forward to discussing these accomplishments in the conference call after release of our 2002 results," stated Service.

     The Company will reschedule the regular investors quarterly conference call scheduled for Wednesday, February 19, 2002 at 6:30 a.m. in order to enable its outside auditors to complete the 2002 year end audit. A date will be announced. The Company believes that it will file its Annual Report on Form 10-K within the period required by the SEC and continue to meet its other reporting requirements.

ABOUT 3D SYSTEMS

     Founded in 1986, 3D Systems, the solid imaging companySM, provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

     3D Systems currently offers the ThermoJet(R) solid object printer, SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

     3D Systems is the originator of the advanced digital manufacturing (ADMSM) solution for manufacturing applications. ADM is the utilization of 3D Systems solid imaging technologies to accelerate production of smaller volumes of customized/specialized parts. A typical ADM center is expected to contain multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

     Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. 3D Systems' multiple platform product line enables companies to choose the most appropriate systems for applications ranging from the creation of design communication models to prototypes to production parts. More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally. An investor packet can be obtained by calling 800/757-1799.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements



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involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to: the funding of amounts of capital adequate to provide for the working capital needs of the company; actions of competitors and customers; the company's ability to successfully design and produce new products; customer acceptance of new products; the company's ability to enter into successful relationships with new customers to fully exploit its products; the company's ability to successfully implement all elements of its restructuring and cost savings program, and such other factors as are described in the company's filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.